Exhibit 1.3

Sales Agency Financing Agreement

Sales Agency Financing Agreement (this “Agreement”), dated as of April 2, 2010 by and among WESTAR ENERGY, INC., a Kansas corporation (the “Company”), BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of New York (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares hereunder, “BNYMCM” and in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares hereunder, the “Forward Seller”) and THE BANK OF NEW YORK MELLON (as counterparty under any Forward Contract, the “Forward Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue (in the case of any Issuance Shares), offer and sell in the manner contemplated by this Agreement Common Shares with an aggregate Sales Price of up to $500,000,000 (or, if fewer, the lesser of (x) aggregate amount of Common Shares registered under the Registration Statement (as defined below) and (y) 22,011,429 (subject to adjustment for share splits, share combinations and share dividends)) upon the terms and subject to the conditions contained herein;

WHEREAS, BNYMCM has been appointed by the Company as its agent to sell the Issuance Shares and agrees with the Company to use its commercially reasonable efforts to sell the Issuance Shares to be offered and sold by the Company upon the terms and subject to the conditions contained herein;

WHEREAS, the Forward Seller has been appointed by the Forward Purchaser as its agent to sell the Forward Hedge Shares and agrees with the Company and the Forward Purchaser to use its commercially reasonable efforts to sell the Forward Hedge Shares to be borrowed by the Forward Purchaser and offered by the Company upon the terms and subject to the conditions contained herein; and

WHEREAS, the Company and BNYMCM, as successor to BNY Capital Markets, Inc., wish to terminate the Sales Agency Financing Agreement, dated as of August 24, 2007, between the Company and BNY Capital Markets, Inc. (the “Prior Agreement”).

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Forward Amount” means, for any Forward Hedge Selling Period for any Forward, the number of Forward Hedge Shares that the Forward Seller has sold during such Forward Hedge Selling Period.

“Actual Sold Issuance Amount” means, for any Issuance Selling Period for any Issuance, the number of Issuance Shares that BNYMCM has sold during such Issuance Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.

“Base Prospectus” has the meaning set forth in Section 3.01.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYMCM and the Forward Seller, collectively, shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article 7 and (z) the third anniversary of the date of this Agreement.

“Common Stock” shall mean the Company’s common stock, $5.00 par value per share.

“Common Shares” shall mean Issuance Shares and Forward Hedge Shares issued (in the case of Issuance Shares) or borrowed (in the case of Forward Hedge Shares) and offered and sold by BNYMCM or the Forward Seller, as the case may be, under this Agreement.

“Controlling Persons” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” has the meaning set forth in Section 5.01(j)(viii).

“Floor Price” means the minimum price set by the Company in the Transaction Notice below which BNYMCM (in the case of an Issuance) or the Forward Seller (in the case of a

Forward), as the case may be, shall not sell Issuance Shares or Forward Hedge Shares, as the case may be, during any Selling Period, which may be adjusted by the Company at any time during such Selling Period and which in no event shall be less than $5.00 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion; provided, however, that notwithstanding anything herein to the contrary, no such adjustment will be effective until one of the individuals named on Schedule 1 hereto with respect to BNYMCM has been provided written notice of such adjustment from the Company.

“Forward” means each occasion on which the Company elects to exercise its right to deliver a Transaction Notice specifying that it relates to a “Forward” and requiring the Forward Seller to use its commercially reasonable efforts to sell, on behalf of the Company, the Forward Hedge Shares as specified in such Transaction Notice, subject to the terms and conditions of this Agreement.

“Forward Contract” for each Forward, the contract evidencing such Forward between the Company and the Forward Purchaser, which shall be comprised of the Master Forward Confirmation and the Supplemental Confirmation (as defined in the Master Forward Confirmation) for such Forward.

“Forward Date” means any Trading Day during the Commitment Period that a Transaction Notice specifying that it relates to a “Forward” is deemed delivered pursuant to Section 2.03(b) hereof.

“Forward Hedge Amount” means the aggregate Sales Price of the Forward Hedge Shares to be sold by the Forward Seller with respect to any Forward as specified in the Transaction Notice for such Forward, which may not exceed $50,000,000 without the prior written consent of the Forward Seller, which consent may be withheld in the Forward Seller’s sole discretion.

“Forward Hedge Price” means, for any Forward Hedge Selling Period, the volume-weighted average of the Sales Prices per share for all Forward Hedge Shares sold during such Forward Hedge Selling Period, less Forward Hedge Selling Commission for such Forward Hedge Selling Period.

“Forward Hedge Selling Commission” means, for any Forward Hedge Selling Period, 1.0% of the volume-weighted average of the Sales Prices per share for all Forward Hedge Shares sold during such Forward Hedge Selling Period.

“Forward Hedge Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Transaction Notice specifying that it relates to a “Forward”) following the Trading Day on which such Transaction Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Forward Hedge Settlement Date” means the third (3rd) Trading Day immediately following the sale of any Forward Hedge Shares pursuant to this Agreement.

“Forward Hedge Shares” means all shares of Common Stock borrowed by the Forward Purchaser and offered and sold by the Forward Seller in connection with any Forward that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“free writing prospectus” has the meaning set forth in Section 3.01.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Issuance” means each occasion on which the Company elects to exercise its right to deliver a Transaction Notice specifying that it relates to an “Issuance” and requiring BNYMCM to use its commercially reasonable efforts to sell, on behalf of the Company, the Issuance Shares as specified in such Transaction Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by BNYMCM with respect to any Issuance as specified in the Transaction Notice for such Issuance, which may not exceed $50,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that a Transaction Notice specifying that it relates to an “Issuance” is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Price” means, for any Issuance Selling Period, the volume-weighted average of the Sales Prices per share for all Issuance Shares sold during such Issuance Selling Period, less the Issuance Selling Commission for such Issuance Selling Period.

“Issuance Selling Commission” means, for any Issuance Selling Period, 1.0% of the volume-weighted average of the Sales Prices per share for all Issuance Shares sold during such Issuance Selling Period.

“Issuance Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Transaction Notice specifying that it relates to an “Issuance”) following the Trading Day on which such Transaction Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Issuance Settlement Date” means the third (3rd) Trading Day immediately following the sale of any Issuance Shares pursuant to this Agreement.

“Issuance Shares” means all shares of Common Stock issued or issuable by the Company and sold by BNYMCM pursuant to any Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“issuer free writing prospectus” has the meaning set forth in Section 3.01.

“KCC” has the meaning set forth in Section 5.01(j)(viii).

“Material Subsidiary” means Kansas Gas and Electric Company, a Kansas Corporation.

“Master Forward Confirmation” means the “Master Confirmation for Forward Stock Sale Transactions” dated as of April 2, 2010 by and between the Company and the Forward Purchaser.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $500,000,000 (or, if fewer, the lesser of (x) aggregate amount of Common Shares registered under the Registration Statement and (y) 22,011,429 (subject to adjustment for share splits, share combinations and share dividends)).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Principal Market” means the New York Stock Exchange.

“Prospectus” has the meaning set forth in Section 3.01.

“Prospectus Supplement” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“SAFE Supplement” has the meaning set forth in Section 3.01.

“Sales Price” means, for each Forward or each Issuance hereunder, the actual sale execution price of each Forward Share or Issuance Share, as the case may be, sold by the Forward Seller or BNYMCM, as the case may be, on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Period” means any Forward Hedge Selling Period or any Issuance Selling Period.

“Settlement Date” means any Forward Hedge Settlement Date or any Issuance Settlement Date.

“Subsidiary” means any Person (other than a natural person), at least a majority of the outstanding Voting Stock of which is owned by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Trading Day” means any day which is a trading day on the New York Stock Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Transaction” means any Issuance or any Forward.

“Transaction Date” means any Issuance Date or any Forward Date.

“Transaction Notice” means a written notice to BNYMCM or the Forward Seller, as the case may be, delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent governing body) of such Person.

ARTICLE 2

ISSUANCES AND FORWARDS

Section 2.01. Transactions. (a) (i) Upon the terms and subject to the conditions of this Agreement, the Company may issue Issuance Shares through BNYMCM, and BNYMCM shall use its commercially reasonable efforts to sell Issuance Shares with an aggregate Sales Price of up to the Maximum Program Amount, less the aggregate Sales Price for any Forward Hedge Shares previously sold by the Forward Seller hereunder, based on and in accordance with such number of Transaction Notices, each specifying that it relates to an “Issuance,” as the Company shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Issuance Shares sold under this Agreement, plus the aggregate Sales Prices for any Forward Hedge Shares previously sold by the Forward Seller under this Agreement equals the Maximum Program Amount, or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of a Transaction Notice specifying that it relates to an “Issuance,” and unless the sale of the Issuance Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement, BNYMCM will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified into the Principal Market, and otherwise in accordance with the terms of such Transaction Notice. BNYMCM will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Issuance Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. The Company acknowledges and agrees that (i) there can be no assurance that BNYMCM will be successful in selling Issuance Shares and (ii) BNYMCM will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYMCM to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYMCM will be acting as agent for the Company and not as principal.

(ii) In addition, upon the terms and subject to the conditions of this Agreement, the Forward Purchaser may borrow, offer and sell Forward Hedge Shares through the Forward Seller to hedge each Forward, and the Forward Seller shall use its commercially reasonable efforts to sell on behalf of the Company, Forward Hedge Shares with an aggregate Sales Price of up to the

Maximum Program Amount, less the aggregate Sales Price for any Issuance Shares previously sold by BNYMCM hereunder, based on and in accordance with such number of Transaction Notices, each specifying that it relates to a “Forward,” as the Company shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Forward Hedge Shares sold under this Agreement, plus the aggregate Sales Prices for any Issuance Shares previously sold by BNYMCM under this Agreement, equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of a Transaction Notice specifying that it relates to a “Forward,” and unless the sale of the Forward Hedge Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement, the Forward Purchaser will use its commercially reasonable efforts to borrow Forward Hedge Shares up to the amount specified and the Forward Seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, on behalf of the Company, such Forward Hedge Shares into the Principal Market, and otherwise in accordance with the terms of such Transaction Notice. The Forward Seller will provide written confirmation to the Company and the Forward Purchaser no later than the opening of the Trading Day next following each Trading Day on which it has made sales of Forward Hedge Shares hereunder setting forth the portion of the Actual Sold Forward Amount sold on such Trading Day, the corresponding Sales Price and the Forward Hedge Price payable to the Forward Purchaser in respect thereof. Each of the Company and the Forward Purchaser acknowledges and agrees that (i) there can be no assurance that the Forward Purchaser will be successful in borrowing or that the Forward Seller will be successful in selling Forward Hedge Shares; (ii) the Forward Seller will incur no liability or obligation to the Company, the Forward Purchasers or any other Person if it does not sell Forward Hedge Shares borrowed by the Forward Purchaser for any reason other than a failure by the Forward Seller to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, on behalf of the Company, such Forward Hedge Shares as required under this Section 2.01 and (iii) the Forward Purchaser will incur no liability or obligation to the Company, the Forward Seller or any other Person if it does not borrow Forward Hedge Shares for any reason other than a failure by the Forward Purchaser to use its commercially reasonable efforts to borrow such Forward Hedge Shares as required under this Section 2.01. In acting hereunder, the Forward Seller will be acting as agent for the Forward Purchaser and not as principal. No later than the opening of the Trading Day next following the last Trading Day of each Forward Hedge Selling Period (or, if earlier, the date on which any Forward Hedge Selling Period is suspended or terminated pursuant to Section 5.02), the Forward Purchaser shall execute and deliver to the Company a “Supplemental Confirmation” in respect of the Forward for such Forward Hedge Selling Period, which “Supplemental Confirmation” shall set forth the “Trade Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the last Trading Day of such Forward Hedge Selling Period), the “Effective Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the date one Settlement Cycle (as such term is defined in the Master Forward Confirmation) immediately following the last Trading Day of such Forward Hedge Selling Period), the initial number of “Base Shares” for such Forward (which shall be the Actual Sold Forward Amount for such Forward Hedge Selling Period), the “Maturity Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the date that follows the last Trading Day of such Forward Hedge Selling Period by the number of months set forth opposite the caption “Term” in the Transaction Notice for such Forward), the number of Forward Hedge Shares sold on each Trading Day of the Forward Hedge Selling Period for such Forward, the Sales Prices of the Forward Hedge Shares sold on each Trading Day of the Forward Hedge Selling Period for such Forward, the “Forward Price Reduction Dates” for such Forward (which shall be each of the dates set forth below the caption “Forward Price Reduction Dates” in the Transaction Notice for such Forward) and the “Forward Price Reduction Amounts” corresponding to such Forward Price Reduction Dates (which shall be each amount set forth opposite each “Forward Price Reduction Date” and below the caption “Forward Price Reduction Amounts” in the Transaction Notice for such Forward) and the “Initial Forward Price” for such Forward. Notwithstanding anything herein to the contrary, (x) in no event shall the Forward Purchaser be required to borrow any Forward Hedge Shares to the extent it (or its affiliate) would incur a stock loan cost of more than 60 basis points per annum and (y) the Forward Purchaser shall in no event be deemed to have failed to use its commercially reasonable efforts to borrow any Forward Hedge Shares if the Forward Purchaser fails to borrow any Forward Hedge Shares because it (or its affiliate) would incur a stock loan cost of more than 60 basis points per annum. Notwithstanding anything herein to the contrary, no Transaction Notice that specifies that it relates to a “Forward” shall specify a “Term” that exceeds 12 months.

(b) Method of Offer and Sale. The Common Shares may be offered and sold by any method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network.

(c) Transactions. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 hereof have been satisfied, the Company may exercise an Issuance by the delivery of a Transaction Notice specifying that it relates to an “Issuance,” executed by an authorized officer of the Company, to BNYMCM. The number of Issuance Shares that BNYMCM shall use its commercially reasonable efforts to sell, on behalf of the Company, pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount for such Issuance. Each sale of Issuance Shares will be settled as between BNYMCM and the Company on each applicable Issuance Settlement Date following the relevant Issuance Date.

Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 hereof have been satisfied, the Company may exercise a Forward by the delivery of a Transaction Notice specifying that it relates to a “Forward,” executed by an authorized officer of the Company, to the Forward Seller and the Forward Purchaser. The number of Forward Hedge Shares that the Forward Purchaser shall use its commercially reasonable efforts to borrow and that the Forward Seller shall use its commercially reasonable efforts to sell, on behalf of the Company, pursuant to such Forward shall have an aggregate Sales Price equal to the Forward Hedge Amount for such Forward. Each sale of Forward Hedge Shares will be settled as between the Forward Seller and the Forward Purchaser on each applicable Forward Hedge Settlement Date following the relevant Forward Date.

Section 2.02. Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYMCM and the Forward Seller a certificate executed by an authorized officer of the Company, signing in such capacity, dated the date of the Closing (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of the Company authorizing the execution and delivery of this Agreement, the Master Forward Confirmation and the consummation of the transactions contemplated hereby and thereby, which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement and the Master Forward Confirmation for or on behalf of the Company; (ii) the Company shall deliver to BNYMCM and the Forward Seller a certificate executed by the Company dated the date of the Closing, confirming that the representations and warranties of the Company contained in this Agreement and the Master Forward Confirmation are true and correct and that the Company complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or prior to the date of Closing; (iii) Larry D. Irick, Senior Vice President, General Counsel and Corporate Secretary of the Company, and Davis Polk & Wardwell LLP, special counsel to the Company shall each deliver to BNYMCM and the Forward Seller an opinion, dated the date of the Closing and addressed to BNYMCM and the Forward Seller as to the matters set forth in Sections 5.01(j) and 5.01(k), respectively; (iv) Deloitte & Touche LLP shall deliver to BNYMCM and the Forward Seller a letter of the kind described in Section 5.01(f), dated the date of Closing, in form and substance satisfactory to BNYMCM and the Forward Seller; and (v) the Company shall pay the expenses set forth in Section 9.02(ii), (iv) and (viii) hereof by wire transfer to the account designated by BNYMCM and the Forward Seller in writing prior to the Closing.

Section 2.03. Mechanics of Issuances. (a) On any Trading Day during the Commitment Period, the Company may deliver a Transaction Notice to BNYMCM (in the case of an Issuance) or the Forward Seller and the Forward Purchaser (in the case of a Forward), subject to the satisfaction of the conditions set forth in Section 5.01; provided, however, that (1) the Issuance Amount or Forward Hedge Amount, as the case may be, for each Transaction as designated by the Company in the applicable Transaction Notice shall in no event exceed $50,000,000 without the prior written consent of BNYMCM or the Forward Seller, as the case may be, which may be withheld in BNYMCM’s or the Forward Seller’s sole discretion, as applicable, and (2) notwithstanding anything in this Agreement to the contrary, neither the Forward Purchaser, BNYMCM nor the Forward Seller shall have any further obligations with respect to any Transaction Notice if and to the extent the aggregate Sales Price of the Common Shares sold pursuant thereto, together with the aggregate Sales Price of the Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.

(b) Delivery of Transaction Notice. A Transaction Notice shall be deemed delivered on the Trading Day that it is received by facsimile or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by BNYMCM (in the case of a Transaction Notice specifying that it relates to an “Issuance”) or by the Forward Seller and the Forward Purchaser (in the case of a Transaction Notice specifying that it relates to a “Forward”). No Transaction Notice may be delivered other than on a Trading Day during the Commitment Period, no Transaction Notice may be delivered during an Issuance Selling Period or Forward Hedge Selling Period specified in a previously delivered Transaction Notice, no more than one Transaction Notice may be delivered on any single Trading Day and no Transaction Notice specifying that it relates to a “Forward” may be delivered if an ex-dividend date or ex-date, as applicable for any dividend or distribution payable by the Company on the Common Stock is scheduled to occur during the period from, but excluding, the first scheduled Trading Day of the related Forward Hedge Selling Period to, and including, the last scheduled Trading Day of such Forward Hedge Selling Period.

(c) Floor Price. Neither BNYMCM nor the Forward Seller shall sell Issuance Shares or Forward Hedge Shares, as the case may be, below the Floor Price during any Selling Period. The Floor Price specified in any Transaction Notice may be adjusted by the Company at any time during any Selling Period upon notice to BNYMCM and confirmation to the Company.

(d) Reserved.

(e) Trading Guidelines. Each of BNYMCM and the Forward Seller may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sales shall take place while a Transaction Notice is in effect (except to the extent (x) BNYMCM may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity, (y) the Forward Seller may engage in sales of Forward Hedge Shares borrowed by the Forward Seller, as agent for the Forward Purchaser), and (z) nothing in this Agreement shall prohibit the Forward Purchaser or its affiliates from engaging in such transactions as are necessary or desirable to unwind the Forward Purchaser’s hedge in connection with any settlement under the Master Forward Confirmation), (ii) in no circumstances shall BNYMCM or the Forward Seller have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM or the Forward Seller. Notwithstanding anything to the contrary, BNYMCM’s affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time BNYMCM or the Forward Seller is acting as agent pursuant to this Agreement.

Section 2.04. Settlements. (a) Subject to the provisions of Article 5, on or before each Issuance Settlement Date, the Company shall, or shall cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting the accounts designated by BNYMCM at the Depository Trust Company through its Deposit Withdrawal At Custodian System, or by such other means of delivery as may be mutually agreed upon by BNYMCM and the Company and, upon receipt of such Issuance Shares, which in all cases shall be freely tradable and transferable, BNYMCM shall deliver the related aggregate Issuance Price in same day funds delivered to an account designated by the Company prior to the relevant Issuance Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on an Issuance Settlement Date, the Company agrees that it will (i) hold BNYMCM harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYMCM any Issuance Selling Commission to which it would otherwise have been entitled absent such default.

(b) Subject to the provisions of Article 5, on or before each Forward Hedge Settlement Date, the Forward Purchaser shall, or shall cause its transfer agent to, electronically transfer the Forward Hedge Shares being sold by crediting the Forward Seller or its designee’s account at the Depository Trust Company through its Deposit Withdrawal At Custodian System, or by such other means of delivery as may be mutually agreed upon by the Forward Seller and the Forward Purchaser and, upon receipt of such Forward Hedge Shares, which in all cases shall be freely tradable and transferable, the Forward Seller shall deliver the related aggregate Forward Hedge Price in same day funds delivered to an account designated by the Forward Purchaser prior to the relevant Forward Hedge Settlement Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, BNYMCM, the Forward Purchaser and the Forward Seller that as of the date of Closing, each Transaction Date and each Settlement Date:

Section 3.01. Registration. The Company has filed with the Commission a registration statement including a prospectus relating to the Common Stock and has filed with, or transmitted for filing to, or shall after the date of this Agreement file with or transmit for filing to, the Commission a prospectus supplement (the “Prospectus Supplement”) pursuant to Rule 424 under the Securities Act, specifically relating to the Common Shares. The term “Registration Statement” means the registration statement as amended to the relevant Transaction Date including any additional registration statement filed by the Company pursuant to Rule 462(b). The term “Base Prospectus” means the prospectus included in the Registration Statement. The term “Prospectus” means the Base Prospectus together with the Prospectus Supplement and any pricing supplement relating to a particular offer and sale of the Common Shares (each, a “SAFE Supplement”). The term “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. The term “issuer free writing prospectus” has the meaning set forth in Rule 433 under the Securities Act. As used herein, the terms “Registration Statement,” “Base Prospectus,” and “Prospectus” shall include, in each case, the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, Base Prospectus or Prospectus shall include all documents deemed to be incorporated by reference therein that are filed subsequent to the date of the Base Prospectus by the Company with the Commission pursuant to the Exchange Act.

Section 3.02. Incorporated Documents. Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder.

Section 3.03. Registration Statement; Prospectus; Free Writing Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act and has become effective under the Securities Act; the Company has not received any notice from the Commission objecting to the use of the automatic shelf registration form; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission; the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act and otherwise meets the requirements for the use of the Registration Statement form. Each of the Registration Statement and the Prospectus comply in all material respects with the Securities Act and the rules and regulations of the Commission. Each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus, as of its date, did not contain, or as amended or supplemented, if applicable, as of each Applicable Time and each Settlement Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing representations and warranties do not apply to statements or omissions in the Registration Statement or the Prospectus or any amendment or supplement thereto based upon information furnished to the Company in writing by BNYMCM expressly for use therein. The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not used, authorized, approved or referred to any offer relating to the Common Shares that would constitute a free writing prospectus other than any written communications furnished in advance to, and consented to by, BNYMCM. Any such free writing prospectus as of its issue date complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and was filed with the Commission in accordance with the Securities Act (to the extent required pursuant to Rule 433(d) thereunder).

Section 3.04. Changes. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus, as amended or supplemented, if applicable, as of each Transaction Date and Settlement Date, and as of each Applicable Time since the most recent Transaction Date.

Section 3.05. No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Master Forward Confirmation will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its consolidated subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its consolidated subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement except such as may be required by the securities or blue sky laws of the various states in connection with the offer and sale of the Common Shares.

Section 3.06. No Defaults. Neither the Company nor any of its subsidiaries is (a) in violation of its articles of incorporation or by-laws (or similar organizational documents), (b) in default in the performance or observance of any obligation, covenant or condition contained in any contract or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clause (b) or (c), to the extent such violation or default would not have a material adverse effect.

Section 3.07. Legal Proceedings. There are no legal or governmental proceedings pending or threatened to which the Company or any of its consolidated subsidiaries is a party or to which any of the properties of the Company or any of its consolidated subsidiaries is subject that are required to be described in the Registration Statement and the Prospectus and are not so described or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement and the Prospectus or to be filed or incorporated by reference as exhibits to the Registration Statement that are not described, filed or incorporated as required.

Section 3.08. Consents. Each of the Company and its consolidated subsidiaries has all necessary consents, authorizations, approvals, orders, certificates, licenses and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to obtain or file would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

Section 3.09. Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

Section 3.10. Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.11. Disclosure Controls. The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

Section 3.12. Environmental Matters. To the Company’s knowledge and except as set forth in or contemplated in the Prospectus, the Company and its Material Subsidiary have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such liability would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

Section 3.13. Pre-emptive; Registration Rights. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for any Issuance Shares; and, except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares as described in this Agreement. No Person has the right, contractual or otherwise, to cause the Company to name such Person as a selling securityholder in the Registration Statement or the Prospectus. The Common Shares (in an amount up to the Maximum Program Amount) have been duly and validly authorized by all necessary corporate action on the part of the Company.

Section 3.14 Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.15. Officer’s Certificate. Any certificate signed by any officer of the Company and delivered to the Forward Purchaser, BNYMCM, the Forward Seller or to counsel for the Forward Purchaser, BNYMCM or the Forward Seller in connection with a Transaction shall be deemed a representation and warranty by the Company to the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, as to the matters covered thereby on the date of such certificate. Each delivery of a Transaction Notice and each delivery of Issuance Shares on an Issuance Settlement Date shall be deemed to be an affirmation to BNYMCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or Issuance Settlement Date, as the case may be, as though made at and as of each such date and time.

Section 3.16. Due Authorization of Issuance Shares. The Issuance Shares when issued and delivered to and paid for in accordance with the terms of this Agreement will be validly issued, fully paid and non assessable. The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly authorized and issued and are fully paid and non-assessable.

ARTICLE 4

COVENANTS

The Company covenants and agrees during the term of this Agreement with BNYMCM and the Forward Purchaser as follows:

Section 4.01. Registration Statement and Prospectus. (a) To furnish to BNYMCM, without charge, a copy of the Registration Statement and two signed copies of any post-effective amendment thereto specifically relating to the Common Shares (including exhibits thereto and documents incorporated therein by reference) and, during the period mentioned in Section 4.01(e) below, as many copies of the Prospectus, any documents incorporated therein by reference and any supplements and amendments thereto as BNYMCM may reasonably request.

(b) To prepare, with respect to Common Shares to be sold pursuant to this Agreement, SAFE Supplement with respect to such Common Shares in a form previously approved by BNYMCM and to file such SAFE Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and to deliver such number of copies of each SAFE Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such a SAFE Supplement is not required by applicable law or by the rules and regulations of the Commission.

(c) To make no amendment or supplement to the Registration Statement or the Prospectus after the date of delivery of a Transaction Notice and on or prior to the related Settlement Date without providing BNYMCM prior notice thereof and a reasonable opportunity to review and comment thereon.

(d) To make no amendment or supplement to the Registration Statement or the Prospectus relating to the Common Shares without providing BNYMCM prior notice thereof and a reasonable opportunity to review and comment thereon.

(e) If, during such period after the first date of the public offering of the Common Shares during which in the opinion of counsel to BNYMCM or the Forward Seller, as the case may be, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by BNYMCM or the Forward Seller, as the case may be, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time, not misleading, forthwith to prepare and furnish, at its expense, to BNYMCM or the Forward Seller, as the case may be, on request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing at the time, be misleading.

Section 4.02. Blue Sky. To endeavor to qualify the Common Shares for offer and sale under the securities or Blue Sky laws of such U.S. jurisdictions as BNYMCM or the Forward Seller, as the case may be, shall reasonably request.

Section 4.03. Rule 158. To make generally available to the Company’s security holders as soon as practicable an earnings statement covering the twelve month period beginning on the first day of the first fiscal quarter commencing after the date hereof, which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (which may be accomplished by making generally available the Company’s financial statements in the manner provided for by Rule 158 of the Securities Act).

Section 4.04. Stand Off Agreement. Without the written consent of BNYMCM, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Transaction Notice is delivered to BNYMCM, the Forward Seller or the Forward Purchaser hereunder and ending on the first (1st) Trading Day immediately following the last Settlement Date with respect to Common Shares sold pursuant to such Transaction Notice; provided, however, that such consent will not be required in connection with the Company’s issuance or sale of (i) Issuance Shares pursuant to any Transaction Notice (or the sale of Forward Hedge Shares by the Forward Seller, on behalf of the Company, pursuant to any Transaction Notice, if applicable), (ii) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options pursuant to any employee or director stock option, restricted stock unit or benefit plan (including dividend reinvestment thereunder), stock purchase or ownership plan or dividend reinvestment plan (but not shares in excess of plan limits in effect on the date hereof without giving effect to any waiver thereof) of the Company, (iii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings, (iv) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons or (v) Common Stock issuable by the Company upon settlement of any Forward Contract. For avoidance of doubt, this Section 4.04 shall not prohibit the sale of Common Stock by the Forward Purchaser.

Section 4.05. Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than BNYMCM or the Forward Purchaser; provided, however that this Section 4.05 shall not prohibit the Company from electing to net share or cash settle any Forward Contract.

Section 4.06. No Offer to Sell. Other than a free writing prospectus consented to in advance in writing by BNYMCM, the Company (including its agents and representatives, other than BNYMCM in its capacity as such) will not, directly or indirectly, use, authorize, approve or refer to any free writing prospectus relating to the Common Shares to be sold by BNYMCM hereunder.

Section 4.07. No Dividends. The Company shall not declare any dividend, or cause there to be any distribution, on the Common Stock if the ex-dividend date or ex-date, as applicable, for such dividend or distribution will occur during the period from, but excluding, the first Trading Day of any Forward Hedge Selling Period to, and including, the last Trading Day of such Forward Hedge Selling Period.

ARTICLE 5

CONDITIONS TO DELIVERY OF TRANSACTION NOTICES AND TO SETTLEMENT

Section 5.01. Conditions Precedent to the Right of the Company to Deliver a Transaction Notice and the Obligation of BNYMCM or the Forward Seller (as applicable) to Sell Common Shares on behalf of the Company During the Selling Period(s). The right of the Company to deliver a Transaction Notice hereunder is subject to the satisfaction, on the date of delivery of such Transaction Notice, and the obligations of each of BNYMCM to sell Issuance Shares and the Forward Seller to sell, on behalf of the Company, and the Forward Purchaser to borrow the Forward Hedge Shares during the applicable Selling Period is subject to the satisfaction, on the relevant Transaction Date and Settlement Date of each of the following conditions:

(a) Effective Registration Statement and Authorizations. No stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus shall be in effect, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act shall be pending before or threatened by the Commission, and there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business, properties or operations of the Company and its consolidated subsidiaries, taken as a whole, from that set forth in the Prospectus, that, in the judgment of BNYMCM, is material and adverse and that makes it, in the judgment of BNYMCM, impracticable or inadvisable to market the Common Shares on the terms and in the manner contemplated in the Prospectus.

(b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in Article 3 hereof shall be true and correct as of each such Transaction Date and the related Settlement Date, as the case may be, as though made at such time.

(c) Performance by the Company. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement (or, in the case of a Forward, the applicable Forward Contract), and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement (or, in the case of a Forward, the applicable Forward Contract).

(e) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including without limitation the Common Shares) shall not be suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority, Inc. and the Common Shares (including without limitation the Issuance Shares) shall have been approved for listing on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) trading generally on the Principal Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Principal Market, the Financial Industry Regulatory Authority, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of BNYMCM makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.

(f) Comfort Letter. BNYMCM shall have received on or prior to each Transaction Date a letter dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report of the Company which contained financial statements that are incorporated by reference into the Registration Statement and the Prospectus) in form and substance reasonably satisfactory to BNYMCM, from Deloitte & Touche LLP, independent registered public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information reviewed by them contained in or incorporated by reference in the Registration Statement and the Prospectus and each other firm of independent registered public accountants, if any, who audited or reviewed financial statements contained in or incorporated by reference in the Registration Statement and the Prospectus, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to such financial statements and financial information.

(g) Trading Cushion. The Selling Period for any previous Transaction Notice shall have expired.

(h) Maximum Issuance Amount. In no event may the Company issue a Transaction Notice to sell an Issuance Amount or Forward Hedge Amount, as the case may be, to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount or Forward Hedge Amount, as applicable, plus (y) the aggregate Sales Price of all Common Shares issued under all previous Issuances and Forwards effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount or Forward Hedge Amount, as the case may be, exceeds $50,000,000, without, in the case of this clause (II), the prior written consent of BNYMCM or the Forward Seller, as the case may be, which may be withheld in BNYMCM’s or the Forward Seller’s sole discretion, as applicable.

(i) [Reserved.]

(j) Opinion of General Counsel of the Company. BNYMCM shall have received on or prior to each Issuance Date, or each Forward Date, as applicable, an opinion of Larry D. Irick, Senior Vice President, General Counsel and Corporate Secretary of the Company (or another lawyer of the Company reasonably satisfactory to BNYMCM), dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report (in the case of a Current Report on Form 8-K, where requested by BNYMCM in its reasonable discretion) of the Company incorporated by reference into the Registration Statement) to the effect that:

(i) each of the Company and the Material Subsidiary have been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Kansas and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (except where the failure to so qualify would not have a material adverse effect upon the business or financial condition of the Company and its subsidiaries, as a whole);

(ii) the Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable;

(iii) in the case of an Issuance, the related Issuance Shares have been duly authorized by the Company, and when executed and delivered to BNYMCM or its designee and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable; in the case of a Forward, the shares of Common Stock issuable upon physical settlement or net share settlement of the applicable Forward Contract have been duly authorized by the Company and when issued and delivered to the Forward Purchaser or its designee and paid for in accordance with the terms of such Forward Contract, will be validly issued, fully paid and non-assessable;

(iv) this Agreement has been duly authorized, executed and delivered by the Company;

(v) except as rights to indemnity and contribution under this Agreement may be limited under applicable law, the execution, delivery and performance of this Agreement (and, in the case of a Forward, the applicable Forward Contract) by the Company and the issuance, offering and sale of the Issuance Shares (or, in the case of a Forward, the settlement of the applicable Forward Contract) by the Company will not contravene any provision of applicable law of the United States (including laws relating specifically to electric utility companies and the electric utility industry), Kansas, or, to the best knowledge of such counsel, of any other state or jurisdiction of the United States, or the articles of incorporation or by-laws (or similar organizational document) of the Company or, to the best knowledge of such counsel, any material agreement or other material instrument binding upon the Company, and, except for such permits or similar authorizations required under the securities or Blue Sky laws of certain states or foreign jurisdictions (as to which such counsel is not called upon to express any opinion), no consent, approval or authorization of any governmental body or agency of the United States (except with respect to consents, approvals and authorizations relating specifically to the public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion), Kansas, or, to the best knowledge of such counsel, of any other state or jurisdiction of the United States or of any foreign jurisdiction is required for the performance by the Company of its obligations under this Agreement (and, in the case of a Forward, the applicable Forward Contract) or the issuance, offering and sale of the Issuance Shares by the Company;

(vi) each of the Company and the Material Subsidiary possesses valid franchises, certificates of convenience and authority, licenses and permits authorizing it to carry on the electric utility business in which it is engaged, except in the cases that the failure to possess such franchises, certificates, licenses or permits, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole, and neither the Company nor the Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such franchise, certificate of convenience and authority, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect, except as set forth in or contemplated in the Prospectus;

(vii) the statements (A) in Item 3 of the Company’s most recent Annual Report on Form 10-K incorporated by reference in the Prospectus, (B) in Part II, Item 1 under the caption “Legal Proceedings” of the Company’s most recent Quarterly Report on Form 10-Q, if any, incorporated by reference in the Prospectus and (C) in the Registration Statement in Item 15, insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings;

(viii) such counsel does not know of any legal or governmental proceeding pending or threatened (including, without limitation, any proceeding pending before the Kansas Corporation Commission (“KCC”) or the Federal Regulatory Energy Commission (“FERC”)) to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject which is required to be described in the Registration Statement or the Prospectus and is not so described, or of any contract, other document, public utility law or regulation which is required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required;

(ix) the Company has complied with K.S.A. § 66-125 with respect to the issuance of the Issuance Shares (or, in the case of a Forward, the settlement of the applicable Forward Contract) by the Company. No additional consent, approval, authorization, filing with or order of (a) FERC under the Federal Power Act, (b) the KCC or (c) to the knowledge of the Company, any court or governmental agency or body is required in connection with the transactions contemplated herein (and, in the case of a Forward, the applicable Forward Contract), except such as have been obtained under the Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the distribution of the Common Shares by BNYMCM, on behalf of the Company, in the manner contemplated herein and in the Prospectus; and

(x) the statements in the Base Prospectus under “Description of Capital Stock—Common Stock,” insofar as such statements constitute a summary of the legal matters or documents referred to therein, fairly present the information called for with respect to such legal matters and documents.

Such counsel shall also state that no facts have come to his attention that lead him to believe (1) that the Registration Statement or any amendments thereto (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), on the date on which it became effective or the date of filing of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) that the Prospectus (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), at the date it was filed with the Commission pursuant to Rule 424(b) under the Securities Act or as amended or supplemented, if applicable, as of the date of such opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make statements therein, in the light of the circumstances under which they were made, not misleading; or (3) that the documents incorporated by reference in the Registration Statement and the Prospectus (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), as of the dates they were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

With respect to the preceding paragraph, such counsel may state that his opinion and belief is based upon his participation in the preparation of the Registration Statement, the Prospectus (as amended or supplemented) and the documents incorporated therein by reference and review and discussion of the contents thereof, but is without independent check or verification except as specified.

In expressing his opinion as to questions of the law of jurisdictions other than the State of Kansas and the United States, such counsel may rely to the extent reasonable on such counsel as may be reasonably acceptable to counsel to BNYMCM. In addition, such counsel may reasonably rely as to questions of fact on certificates of responsible officers of the Company.

(k) Opinion of Special Counsel. BNYMCM shall have received on or prior to each Transaction Date an opinion of Davis Polk & Wardwell, LLP, special counsel for the Company, dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report (in the case of a Current Report on Form 8-K, where requested by BNYMCM in its reasonable discretion) of the Company which are incorporated by reference into the Registration Statement), to the effect that:

(i) The Company is not, and after giving effect to the issuance and offering and sale of the Issuance Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(ii) except as rights to indemnity and contribution under this Agreement may be limited under applicable law, the execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement (and, in the case of a Forward, the applicable Forward Contract) and the issuance, offering and sale of the Issuance Shares (and, in the case of a Forward, the applicable Forward Contract), will not contravene any provision of applicable law of the United States (except with respect to laws relating specifically to public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion) or New York, and, except for such permits or similar authorizations required under the securities or Blue Sky laws of certain states or foreign jurisdictions (as to which such counsel is not called upon to express any opinion), no consent, approval or authorization of any governmental body or agency of the United States (except with respect to consents, approvals and authorizations relating specifically to public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion) or New York is required for the performance by the Company of its obligations under this Agreement (and, in the case of a Forward, the applicable Forward Contract) and the issuance, offering and sale of the Issuance Shares (and, in the case of a Forward, the applicable Forward Contract); and

(iii) the statements in the Base Prospectus under “Plan of Distribution,” insofar as such statements constitute a summary of the legal matters or documents referred to therein, fairly present the information called for with respect to such legal matters and documents.

Such counsel shall also state that (1) the Registration Statement and the Prospectus (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief) appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and (2) no facts have come to the attention of such counsel that lead them to believe that (A) the Registration Statement or any amendment thereto (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief) on the date on which it became effective or the date of filing of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Prospectus (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief), at the date it was filed with the Commission pursuant to Rule 424(b) under the Securities Act or as amended or supplemented, if applicable, as of the date of such opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make statements therein, in the light of the circumstances under which they are made, not misleading.

With respect to the preceding paragraph, Davis Polk & Wardwell, LLP may state that their belief is based upon their participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto (but not including documents incorporated therein by reference) and review and discussion of the contents thereof (including documents incorporated therein by reference), but is without independent check or verification except as specified. In addition, such counsel may reasonably rely as to questions of fact on certificates of responsible officers of the Company.

(l) Officers’ Certificate. BNYMCM shall have received, on each Transaction Date and each Settlement Date a certificate, dated as of such date and signed by an authorized officer of the Company, in his capacity as such and not in his individual capacity, to the effect that the representations and warranties of the Company contained herein are true and correct as of such date, and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or prior to such date.

(m) Other Documents. Prior to each Transaction Date and each Settlement Date, BNYMCM and its counsel shall have been furnished with such documents as they may reasonably require to pass upon the issuance, offering and sale of the Issuance Shares (or, in the case of a Forward, the sale of the Forward Hedge Shares and the issuance, if any, of any shares of Common Stock upon settlement of the related Forward Contract) as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with such issuance, offering and sale as herein contemplated shall be reasonably satisfactory in form and substance to BNYMCM and its counsel.

Section 5.02. Suspension of Sales. The Company, the Forward Purchaser, BNYMCM or the Forward Seller may, upon notice to the other parties in writing, e-mail or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Common Shares, and the applicable Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Common Shares sold hereunder prior to the receipt of such notice (and, in the case of any Forward Hedge Shares, the resulting Forward Contract). The Company agrees that no such notice shall be effective against the Forward Purchaser, BNYMCM or the Forward Seller unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule may be amended from time to time. Each of the Forward Purchaser, BNYMCM and the Forward Seller agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time.

ARTICLE 6

INDEMNIFICATION AND CONTRIBUTION

Section 6.01. Indemnification and Contribution. The Company agrees to indemnify and hold harmless each of the Forward Purchaser, BNYMCM and the Forward Seller, each of its respective officers, directors, employees and agents, and each Person, if any, who controls the Forward Purchaser, BNYMCM or the Forward Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, and each of its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any issuer free writing prospectus that the Company has filed or is required to file under Rule 433(d) under the Securities Act or the Prospectus (as amended or supplemented), or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance upon and in conformity with information related to the Forward Purchaser, BNYMCM or the Forward Seller or its plan of distribution furnished in writing to the Company by the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, expressly for use therein.

Section 6.02. Indemnification by the Forward Purchaser, BNYMCM and the Forward Seller. Each of the Forward Purchaser, BNYMCM and the Forward Seller agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any issuer free writing prospectus that the Company has filed or is required to file under Rule 433(d) under the Securities Act or the Prospectus (as amended or supplemented), or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to the Forward Purchaser, BNYMCM or the Forward Seller or its respective plan of distribution furnished to the Company by the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, expressly for use therein.

Section 6.03. Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or Section 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section 6.01 or Section 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an

Indemnified Party otherwise than under Section 6.01 or Section 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04. Contribution. If for any reason the indemnification provided for in this Article 6 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as among the Company, BNYMCM, the Forward Seller and the Forward Purchaser in such proportion as is appropriate to reflect the relative benefits received by each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser shall be equal to the sum, for each Transaction under this Agreement, of (a) in the case of Company (x) the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the

Forward Hedge Price for such Forward, and (y) the Actual Sold Issuance Amount for each Issuance under this Agreement, multiplied by the Issuance Price for such Issuance, (b) in the case of BNYMCM, the Actual Sold Issuance Amount for each Issuance under this Agreement, multiplied by the Issuance Selling Commission for such Issuance, (c) in the case of the Forward Seller, the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the Forward Hedge Selling Commission for such Forward and (d) in the case of the Forward Purchaser, the net Spread (as such term is defined in the Master Forward Confirmation and net of any related stock borrow costs actually incurred) by such Forward Purchaser for all Forward Contracts executed in connection with this Agreement. The relative fault of each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by each such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser agrees that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, (i) neither BNYMCM nor the Forward Seller shall in any event be required to contribute any amount in excess of the aggregate Issuance Selling Commissions or the aggregate Forward Hedge Selling Commissions, as the case may be, received by it under this Agreement and (ii) the Forward Purchaser shall in no event be required to contribute any amount in excess of the net Spread for all Forward Contracts entered into pursuant to this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of the Forward Purchaser, BNYMCM or the Forward Seller, and each Controlling Person of each, shall have the same rights to contribution as the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company, BNYMCM, the Forward Seller and the Forward Purchaser under this Article 6 shall be in addition to any liability that each may otherwise have.

ARTICLE 7

TERMINATION

Section 7.01. Term. Subject to the provisions of this Article 7, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02. Termination by BNYMCM. BNYMCM may terminate the right of the Company to effect any Issuances or Forwards under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:

(a) The Company or the Material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(b) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or the Material Subsidiary;

(c) The Company shall fail to maintain the listing of the Common Stock on the Principal Market;

(d) Since the later of the date on which the Registration Statement has become effective and the date of filing of the most recent Annual Report on Form 10-K, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole; or

(e) BNYMCM shall have given thirty (30) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03. Termination by the Company. The Company shall have the right, by giving thirty (30) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Transaction Notices hereunder.

Section 7.04. Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article 7, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s, BNYMCM’s and the Forward Seller’s respective obligations in respect of all prior Transaction Notices, and provided further that in any case the provisions of Article 6, Article 8 and Article 9 shall survive termination of this Agreement without limitation.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYMCM, the Forward Seller or the Forward Purchaser or any of the respective officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Common Shares and payment therefor, (iii) the settlement of any Forward Contract or (iv) any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the date hereof, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with BNYMCM prior to making such disclosures, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.

Section 9.02. Expenses. The Company covenants and agrees with BNYMCM, the Forward Seller and the Forward Purchaser that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any SAFE Supplement and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYMCM, the Forward Seller and the Principal Market; (ii) the reasonable documented out-of-pocket expenses of BNYMCM, the Forward Seller and the Forward Purchaser, including the reasonable fees, disbursements and expenses of counsel for BNYMCM, the Forward Seller and the Forward Purchaser (including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey), in connection with this Agreement and the Registration Statement and any Issuances or Forwards hereunder and ongoing services in connection with the transactions contemplated hereunder which fees, disbursements and expenses shall not exceed $90,000 in the aggregate; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Issuance Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Issuance Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Issuance Shares on the Principal Markets and any filing fees incident to any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for BNYMCM), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section 9.02.

Section 9.03. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Westar Energy, Inc., 818 South Kansas Avenue, Topeka, Kansas 66612, Attention: General Counsel, with a copy (which shall not constitute notice) to: Davis Polk & Wardwell, LLP, 1600 El Camino Real, Menlo Park, CA 94025 Attention: Daniel G. Kelly, Jr.; Fax No. 650-752-3601; (ii) if to BNYMCM to: BNY Mellon Capital Markets, LLC, 32 Old Slip (15th Floor), New York, New York 10286, Attention: Dan de Menocal, Facsimile No.: 212-804-5832, with a copy (which shall not constitute notice) to: Dewey & LeBoeuf, LLP, 1301 Avenue of the Americas, New York, New York 10019 Attention: Peter K. O’Brien; Fax No. 212-259-6333; and (iii) if to the Forward Purchaser to: The Bank of New York Mellon, One Wall St., New York, New York 10286, Attention: Alexander Lange, Facsimile No.: 212-635-6536. Except as set forth in Section 5.02, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05. Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06. No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company, BNYMCM, the Forward Seller or the Forward Purchaser. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article 6, the controlling persons, officers, directors, employees and agents referred to in Article 6. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article 6 or elsewhere in this Agreement.

Section 9.07. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08. Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09. Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11. Waiver of Jury Trial. Each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.13. Adjustments for Stock Splits, Etc. The parties acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

Section 9.14. No Fiduciary Duty. The Company acknowledges and agrees that each of the Forward Purchaser, BNYMCM and the Forward Seller is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or (except as expressly provided herein) an agent of, the Company or any other person and will not claim that the Forward Purchaser, BNYMCM or the Forward Seller is acting in such capacity in connection with the transactions contemplated hereby. Additionally, neither the Forward Purchaser, BNYMCM nor the Forward Seller is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the transactions contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Forward Purchaser, BNYMCM nor the Forward Seller shall have responsibility or liability to the Company with respect thereto. Any review by the Forward Purchaser, BNYMCM or the Forward Seller of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Forward Purchaser, BNYMCM or the Forward Seller, as the case may be, and shall not be on behalf of the Company.

Section 9.15. Termination of Prior Agreement. The Company and BNYMCM acknowledge and agree that, pursuant to Sections 7.02(e) and 7.03 of the Prior Agreement, the Prior Agreement shall be terminated and have no further force or effect as of the date hereof and each of the Company and BNYMCM hereby waive the requirement pursuant to such Sections that notice of termination be given at least 30 days prior to the effectiveness of such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

WESTAR ENERGY, INC.

By:	/s/ Anthony D. Somma
Name: Anthony D. Somma
Title: Vice President and Treasurer

BNY MELLON CAPITAL MARKETS, LLC, as agent for the Company and as Forward Seller

By:	/s/ Daniel C. de Menocal Jr.
Name: Daniel C. de Menocal Jr.
Title: Managing Director

THE BANK OF NEW YORK MELLON, as Forward Purchaser

By:	/s/ Richard F. Mahoney
Name: Richard F. Mahoney
Title: Executive Vice President

EXHIBIT A

TRANSACTION NOTICE

                 , 201

BNY Mellon Capital Markets, LLC

One Wall Street, (17th Floor)

New York, NY 10286

[The Bank of New York Mellon

One Wall Street

New York, New York 10286]1

Attn: Alexander Lange

Reference is made to the Sales Agency Financing Agreement (the “Sales Agency and Financing Agreement”) among WESTAR ENERGY, INC. (the “Company”), BNY MELLON CAPITAL MARKETS, LLC (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares thereunder, “BNYMCM” and in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares thereunder, the “Forward Seller”) and THE BANK OF NEW YORK MELLON, as counterparty under any Forward Contract, (the “Forward Purchaser”). Capitalized terms used in this Transaction Notice without definition shall have the respective definitions ascribed to them in the Sales Agency Financing Agreement. This Transaction Notice relates to [an “Issuance”]2 [a “Forward”].3 The Company confirms that all conditions to the delivery of this Transaction Notice are satisfied as of the date hereof.

Effective Date of Delivery of Transaction Notice (determined pursuant to Section 2.03(b) of the Sales Agency Financing Agreement):

Number of Days in [Issuance]4 [Forward]5 Selling Period:

First Date of [Issuance]6 [Forward]7 Selling Period:

[1]	Insert for Transaction Notice that relates to a “Forward.”
[2]	Insert for a Transaction Notice that relates to an “Issuance.”
[3]	Insert for a Transaction Notice that relates to a “Forward.”
[4]	Insert for a Transaction Notice that relates to an “Issuance.”
[5]	Insert for a Transaction Notice that relates to a “Forward.”
[6]	Insert for a Transaction Notice that relates to an “Issuance.”
[7]	Insert for Transaction Notice that relates to a “Forward.”

Last Date of [Issuance]8 [Forward Hedge]9 Selling Period:

[Issuance]10 [Forward]11 Amount: $

[Forward Price Reduction Dates	Forward Price Reduction Amounts
[Trade Date:]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
[Maturity Date:]	USD [ ]
[Thereafter:]	USD [ ]

Term:             Months]12

Floor Price (Adjustable by Company during the [Issuance]13 [Forward]14 Selling Period, and in no event less than $5.00 without the prior written consent of BNYMCM, which consent may be withheld in BNYMCM’s sole discretion): $          per share

Comments:

WESTAR ENERGY, INC.

By:
Name:
Title: Authorized Signatory

[8]	Insert for a Transaction Notice that relates to an “Issuance.”

[9]	Insert for a Transaction Notice that relates to a “Forward.”

[10]	Insert for a Transaction Notice that relates to a “Forward.”

[11]	Insert for a Transaction Notice that relates to an “Issuance.”

[12]	Insert for a Transaction Notice that relates to a “Forward.”

[13]	Insert for a Transaction Notice that relates to a “Forward.”

[14]	Insert for a Transaction Notice that relates to an “Issuance.”

A-2

SCHEDULE 1

BNYMCM, the Forward Seller or the Forward Purchaser

Daniel C. de Menocal, Jr., Managing Director, Facsimile No.: 212-804-5094

Harold J. Skirlis, Managing Director, Facsimile No.: 201-680-4654

The Company

Anthony D. Somma, Vice President and Treasurer, Facsimile No. 785-575-1774

Mark A. Ruelle, Chief Financial Officer, Facsimile No. 785-575-8061

William B. Moore, President & Chief Executive Officer, Facsimile No.: 785-575-1936

I-1